EXHIBIT 99.1.1
CONTACTS:
Ray Tharpe
Investor Relations
561/438-4540
ray.tharpe@officedepot.com
Brian Levine
Public Relations
561/438-2895
brian.levine@officedepot.com
OFFICE DEPOT ANNOUNCES FIRST QUARTER RESULTS
Delray Beach, Fla., April 25, 2006 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced first quarter results for the fiscal period ended April 1, 2006.
FIRST QUARTER RESULTS
Total Company sales for the first quarter grew 3% to $3.8 billion compared to the first quarter of 2005. Excluding the effects of foreign exchange, total company sales were 5% higher than the first quarter of last year. Sales in North America were up 6%. North American Retail Division comparable store sales increased 3% for the quarter.
Net earnings for the quarter were $130 million compared to $115 million in the same quarter of the prior year, and diluted earnings per share were $0.43 in the first quarter of 2006 versus $0.37 in the same period a year ago. The first quarter 2006 results include the effects of charges related to exit costs and other operating items which we had previously announced and are more fully described in our Form 10-Q filed on April 25th with the Securities and Exchange Commission. First quarter charges (the “First Quarter Charges”) in 2006 had a $0.05 per diluted share negative impact on results. Without these charges, our first quarter 2006 net earnings were $144 million1 or $0.48 per share,1 up 30% from the first quarter earnings per share of the prior year.
For the quarter, gross profit as a percentage of sales was 31.5%, a 40 basis point improvement from the same period last year. Gross margin in the North American Retail Division increased during the quarter while our North American Business Solutions Division declined slightly. Our International Division posted a slight increase in gross margin as compared to the prior year.

[1]	This is non-GAAP information. Certain disclosures in this release eliminate the effect of charges recorded in the first quarter that relate to projects identified in 2005 and were expected to continue into 2006 and later years. See additional disclosures of these projects in our 2005 Form 10-K filed with the SEC. Except where noted, all references in this news release to financial results are presented in accordance with generally accepted accounting principles, as adopted in the United States (GAAP). Non-GAAP results are presented where that presentation will afford investors an opportunity to make meaningful comparisons to results in prior periods. The presentation of such non-GAAP information is not intended to suggest that such information is superior to the presentation of GAAP information, but only to clarify some information and assist the reader. See reconciliations on our corporate website, officedepot.com, under the category Investor Relations.

Total operating expenses, as a percentage of sales, were 26.5% for the quarter, improving 10 basis points from the same period of the prior year. First Quarter Charges negatively impacted operating margin by 50 basis points in the current quarter.
Operating profit for the quarter was $192 million as compared to $165 million in the first quarter of the prior year. First Quarter Charges negatively impacted operating results by $19 million in 2006.
In the quarter, we repurchased approximately 12 million shares of our common stock for $398 million under the repurchase programs previously approved by the Board of Directors.
Return on invested capital for the quarter was 9.9%. Charges taken in the twelve months prior to April 2006 negatively impacted the calculation of our current return on invested capital. Adjusted to exclude the First Quarter Charges, ROIC improved to 13.3% for the first quarter of 2006 as compared to 10.9% in the prior year.
“We are pleased with our overall performance in the first quarter,” said Steve Odland, Office Depot’s Chairman and Chief Executive Officer. “We achieved sales growth in each of our Divisions, as well as expansion of each Division’s operating margin excluding the impact of First Quarter Charges. The North American Retail Division recorded its ninth consecutive quarter of positive comparable sales, our North American Business Solutions Division increased its sales by 8%, and for the first time in eight quarters, local currency sales were up in our International Division1.”
FIRST QUARTER DIVISION RESULTS
Segment Reporting
As we have previously disclosed, we have been analyzing the further allocation of our general and administrative (“G&A”) costs to our Division results for purposes of segment disclosure. Beginning with this quarter, we now include in our Division operating profit those G&A costs that have been identified as directly or closely attributable to those units. After allocating these costs to the Divisions, a certain amount of Corporate G&A remains unallocated. These costs cannot be directly attributable to the activities of any one Division and so are held out separately as corporate G&A. We believe this is the most appropriate way to measure each Division’s performance and the Division performance has been recast to reflect this new allocation methodology as well as certain other minor reclassifications.
North American Retail Division
First quarter sales in the North American Retail Division increased 5% compared to the same period last year. Comparable store sales in the 966 stores in the U.S. and Canada that have been open for more than one year increased 3% in the first quarter.
The North American Retail Division had an operating profit of $134 million for the quarter up 25% from the same period in the prior year, and as a percentage of sales was 7.5%, up 120 basis points from the prior year. First Quarter Charges negatively impacted operating results for the period by $1 million. Higher operating profit in 2006 was achieved as the result of broad based product margin improvements from category management initiatives and increased private brand sales coupled with reduced operating costs from our cost management initiatives. These improvements more than offset incremental expense associated with store remodel activities that are now underway.
During the first quarter, the Company opened 4 new stores, while closing 2 stores. At the end of the first quarter, Office Depot operated a total of 1,049 stores throughout the U.S. and Canada.

North American Business Solutions Division
North American Business Solutions Division sales increased by 8% in the first quarter compared to the same period last year. Our contract business experienced growth in all three product categories, and our direct business successfully completed the catalog migration process from Viking to Office Depot.
Division operating profit was $92 million for the quarter, up 24% from the prior year, and as a percentage of sales was 8.2%, up 110 basis points from the same period in 2005. 2006 First Quarter Charges negatively impacted operating profit by $1 million.
Gross margin for the Division declined slightly as compared to the prior year due to cost pressures in certain categories. Expense leverage was achieved from call center optimization efforts and advertising efficiencies, including those realized from the consolidation of our catalog operations.
International Division
International Division first quarter sales increased 2% in local currencies, but decreased 6% in U.S. dollars compared to the same period in 2005. In the quarter, direct and contract sales were up, and retail comparable store sales in Europe grew by 4%. The change in exchange rates from the corresponding prior year period decreased sales reported in U.S. dollars by approximately $80 million for the quarter.
Division operating profit was $53 million or 5.9% of sales as compared to $58 million or 6.0% of sales in the prior year’s first quarter. First Quarter Charges negatively impacted operating profit by $16 million, or 180 basis points as a percentage of sales.
Gross margin increased slightly in the quarter despite continued pricing and cost pressures in key product categories, and broad based expense savings also contributed to performance in the quarter.
Acquisitions
After the end of the quarter, we completed the acquisition of a controlling interest in a $44 million South Korean office supply business, Best Office. Earlier this month we also announced that we increased our ownership interest to a majority stake in Office Depot Israel which generated revenue in excess of $100 million in 2005. We will fully consolidate the results of these businesses into our results in the second quarter of 2006 .
Non-GAAP Reconciliation
A reconciliation of GAAP results to results excluding First Quarter Charges may be accessed on our corporate website, officedepot.com, under the category Company Info.

Conference Call Information
Office Depot will hold a conference call for investors and analysts at 9:00 a.m. (Eastern Daylight Time) on April 26. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.
About Office Depot
With annual sales of over $14 billion, Office Depot provides more office products and services to more customers in more countries than any other company. Incorporated in 1986 and headquartered in Delray Beach, Florida, Office Depot conducts business in 23 countries and employs about 47,000 people worldwide. The Company operates under the Office Depot®, Viking Office Products®, and Viking Direct® brand names.

Office Depot is a leader in every distribution channel — from retail stores and contract delivery to catalogs and e-commerce. With over $3.8 billion of sales, the Company is one of the world’s largest e-commerce retailers. As of April 1, 2006, Office Depot had 1,049 retail stores in North America. Internationally, the Company conducts wholly- or majority-owned operations in 16 countries, and operates retail stores under joint venture and license arrangements in another five countries.
The company’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on February 15, 2006 and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of
	April 1, 2006	December 31, 2005
Assets

Current assets:
Cash and cash equivalents	$447,725	$703,197
Short-term investments	102,350	200
Receivables, net	1,300,636	1,232,107
Merchandise inventories, net	1,297,442	1,360,274
Deferred income taxes	135,912	136,998
Prepaid expenses and other current assets	110,738	97,286

Total current assets	3,394,803	3,530,062

Property and equipment, net	1,282,904	1,311,737

Goodwill	892,950	881,182
Other assets	410,991	375,544

Total assets	$5,981,648	$6,098,525

Liabilities and stockholders’ equity

Current liabilities:
Trade accounts payable	$1,386,453	$1,324,198
Accrued expenses and other current liabilities	1,017,489	979,796
Income taxes payable	97,726	117,487
Short-term borrowings and current maturities of long-term debt	13,080	47,270

Total current liabilities	2,514,748	2,468,751

Deferred income taxes and other long-term liabilities	350,930	321,455
Long-term debt, net of current maturities	572,100	569,098

Commitments and Contingencies

Stockholders’ Equity
Common stock — authorized 800,000,000 shares of $.01 par value; outstanding shares 422,313,787 in 2006 and 419,812,671 in 2005	4,223	4,198
Additional paid-in capital	1,575,712	1,517,373
Accumulated other comprehensive income	166,047	140,745
Retained earnings	2,996,594	2,867,067
Treasury stock, at cost — 134,603,101 shares in 2006 and 122,787,210 shares in 2005	(2,198,706)	(1,790,162)

Total stockholders’s equity	2,543,870	2,739,221

Total liabilities and stockholders’ equity	$5,981,648	$6,098,525

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended
	April 1,	March 26,
	2006	2005
Sales	$3,815,700	$3,702,891
Cost of goods sold and occupancy costs	2,613,794	2,551,236

Gross profit	1,201,906	1,151,655

Store and warehouse operating and selling expenses	843,521	827,807
General and administrative expenses	166,553	158,908

	1,010,074	986,715

Operating profit	191,832	164,940

Other income (expense):
Interest income	6,259	5,469
Interest expense	(11,066)	(10,383)
Miscellaneous income, net	7,464	4,700

Earnings before income taxes	194,489	164,726

Income taxes	64,959	49,418

Net earnings	$129,530	$115,308

Net earnings per share:
Basic	$0.44	$0.37
Diluted	0.43	0.37

Weighted average number of common shares outstanding:
Basic	291,552	311,940
Diluted	298,338	315,526

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	13 Weeks Ended
	April 1,	March 26,
	2006	2005
Cash flows from operating activities:
Net earnings	$129,530	$115,308
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	74,772	71,811
Charges for losses on inventories and receivables	30,958	31,508
Changes in working capital and other	32,536	(279,264)

Net cash provided by (used in) operating activities	267,796	(60,637)

Cash flows from investing activities:
Capital expenditures	(57,005)	(80,472)
Proceeds from disposition of assets	899	7,348
Purchase of short-term investments	(896,275)	(168,755)
Sale of short-term investments	794,125	263,022

Net cash (used in) provided by investing activities	(158,256)	21,143

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	40,345	54,183
Tax benefits from employee share-based payments	11,954	—
Acquisition of treasury stock	(398,477)	(28,229)
Net payments on long- and short-term borrowings	(25,850)	(5,599)

Net cash (used in) provided by financing activities	(372,028)	20,355

Effect of exchange rate changes on cash and cash equivalents	7,016	(10,607)

Net decrease in cash and cash equivalents	(255,472)	(29,746)
Cash and cash equivalents at beginning of period	703,197	793,727

Cash and cash equivalents at end of period	$447,725	$763,981

OFFICE DEPOT, INC.
DIVISION INFORMATION
(Unaudited)
We have been analyzing the further allocation of our general and administrative costs to our Division results for purposes of segment disclosure. Beginning with this quarter, we now include in our Division operating profit those G&A costs that have been identified as directly or closely attributable to those units. After allocating these costs to the Divisions, a certain amount of corporate G&A remains unallocated. These costs cannot be directly attributable to the activities of any one Division and so are held out separately as corporate G&A. We believe this is the most appropriate way to measure each Division’s performance and the Division performance has been recast to reflect this new allocation methodology as well as certain other minor reclassifications.
The Division operating profit for the first quarter of 2006 and 2005 which reflects this allocation of G&A as well as certain other minor reclassifications is provided below.
North American Retail Division

	First Quarter
(Dollars in millions)	2006	2005
Sales	$1,790.7	$1,698.2
% change	5%	6%

Division operating (loss) profit	$133.8	$106.9
% of sales	7.5%	6.3%
Of the total pre-tax 2006 First Quarter Charges, approximately $1 million were recorded in North American Retail.
North American Business Solutions Division

	First Quarter
(Dollars in millions)	2006	2005
Sales	$1,130.0	$1,051.0
% change	8%	2%

Division operating profit	$92.5	$74.2
% of sales	8.2%	7.1%
Of the total pre-tax 2006 First Quarter Charges, approximately $1 million were recorded in North American Business Solutions.
International Division

	First Quarter
(Dollars in millions)	2006	2005
Sales	$895.0	$954.3
% change	(6)%	(2)%

Division operating profit	$53.0	$57.7
% of sales	5.9%	6.0%
Of the total pre-tax 2006 First Quarter Charges, approximately $16 million were recorded in International.
Percentage of Sales by Division

North American Retail	46.9%	45.8%
North American Business Solutions Division	29.6%	28.4%
International Division	23.5%	25.8%

Total Company by Quarter — 2005
The following presents each of the quarters of 2005 recast for this new allocation methodology.

	First	Second	Third	Fourth	Total
(Dollars in millions)	Quarter	Quarter	Quarter	Quarter	Year

Sales	$3,702.9	$3,364.0	$3,492.9	$3,719.1	$14,278.9
Cost of goods sold	2,551.2	2,327.8	2,446.3	2,561.6	9,886.9

Gross profit	1,151.7	1,036.2	1,046.6	1,157.5	4,392.0

Store and warehouse operating and selling expenses	821.6	736.2	836.2	826.1	3,220.1
Asset impairments	—	—	121.9	11.6	133.5

Division operating profit — as reported	330.1	300.0	88.5	319.8	1,038.4

Allocated G&A expenses and other	91.5	85.9	77.9	94.5	349.8

Division operating profit — further allocated	238.6	214.1	10.6	225.3	688.6

Corporate G&A	73.7	71.6	107.3	88.0	340.6

Operating profit (loss)	$164.9	$142.5	$(96.7)	$137.3	$348.0

Division results — 2005

					North
			North		American
			American		Business
	Total	% of	Retail	% of	Solutions	% of	International	% of
(Dollars in millions)	Company	Sales	Division	Sales	Division	Sales	Division	Sales

First Quarter
Sales	$3,702.9		$1,698.2		$1,051.0		$954.3
Division operating profit:
As reported	$330.1	8.9%	$130.1	7.7%	$101.3	9.6%	$98.8	10.4%
Further allocated	$238.6	6.4%	$106.9	6.3%	$74.2	7.1%	$57.7	6.0%
Corporate G&A	$73.7	2.0%	—	—	—	—	—	—
Operating profit	$164.9	4.4%	—	—	—	—	—	—

Second Quarter
Sales	$3,364.0		$1,451.1		$1,065.9		$847.8
Division operating profit:
As reported	$300.0	8.9%	$99.6	6.9%	$115.7	10.9%	$84.7	10.0%
Further allocated	$214.1	6.4%	$76.2	5.3%	$86.8	8.1%	$51.1	6.0%
Corporate G&A	$71.6	2.1%	—	—	—	—	—	—
Operating profit	$142.5	4.2%	—	—	—	—	—	—

Third Quarter
Sales	$3,492.9		$1,635.9		$1,080.9		$776.9
Division operating profit (loss):
As reported	$88.5	2.5%	$(29.9)	(1.8)%	$59.5	5.5%	$59.0	7.6%
Further allocated	$10.6	0.3%	$(47.8)	(2.9)%	$26.6	2.5%	$31.8	4.1%
Corporate G&A	$107.3	3.1%	—	—	—	—	—	—
Operating loss	$(96.7)	(2.8)%	—	—	—	—	—	—

Fourth Quarter
Sales	$3,719.1		$1,725.0		$1,103.0		$891.9
Division operating profit:
As reported	$319.8	8.6%	$119.1	6.9%	$129.9	11.8%	$70.9	7.9%
Further allocated	$225.3	6.1%	$95.5	5.5%	$100.5	9.1%	$29.3	3.3%
Corporate G&A	$88.0	2.4%	—	—	—	—	—	—
Operating profit	$137.3	3.7%	—	—	—	—	—	—

Full Year 2005
Sales	$14,278.9		$6,510.2		$4,300.8		$3,470.9
Division operating profit:
As reported	$1,038.4	7.3%	$318.9	4.9%	$406.4	9.4%	$313.4	9.0%
Further allocated	$688.6	4.8%	$230.8	3.5%	$288.1	6.7%	$169.9	4.9%
Corporate G&A	$340.6	2.4%	—	—	—	—	—	—
Operating profit	$348.0	2.4%	—	—	—	—	—	—
Total Company results are net of intercompany transactions.

OFFICE DEPOT, INC.
OTHER SELECTED FINANCIAL AND OPERATING DATA
(In thousands, except per share amounts, return and operating data)
(Unaudited)
Other Selected Financial Information

	13 Weeks Ended
	April 1, 2006	March 26, 2005
Cumulative share repurchases ($):	$398,477	$28,229

Cumulative share repurchases (shares):	11,765	1,605
Shares outstanding, end of quarter	287,711	315,275

	Trailing 4 Quarters
	April 1, 2006	March 26, 2005
Adjusted Return on Equity (ROE)[1]	16.1%	12.0%

Adjusted Return on Invested Capital (ROIC) [1]	13.3%	10.9%
Selected Operating Highlights

	13 Weeks Ended
	April 1, 2006	March 26, 2005
Store Count and Square Footage

United States and Canada:
Store count:
Stores opened	4	29
Stores closed	2	3
Stores relocated	2	1
Total U.S. and Canada stores	1,049	995

North American Retail Division square footage:	26,257,699	25,289,417
Average square footage per NAR store	25,031	25,416
Average sales per square foot	$273	$272

International Division company-owned:
Store count:
Stores opened	—	—
Stores closed	—	1
Total International company-owned stores	70	77